Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Cannagistics, Inc. (the “Company”) on Amendment 5 to Form 1-A of our report dated November 16, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet of Cannagistics, Inc. as of July 31, 2020, and the consolidated statements of operations, stockholders' deficit and cash flows for year then ended, and the related notes.

We also consent to the reference to us under the caption “Experts” in the amended Offering Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

November 30, 2020